As filed with the Securities and Exchange Commission on November 7, 2002

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Insignia Solutions plc

(Exact name of Registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

41300 Christy Street	The Mercury Centre, Wycombe Lane
Fremont, California 94538	Wooburn Green
United States of America	High Wycombe, Bucks HP10
(510) 360-3700	United Kingdom
(44) 1628-539500

(Addresses of Principal Executive Offices)

U.K. Employee Share Option Scheme 1996

1995 Incentive Stock Plan for U.S. Employees

(Full title of the plans)

Richard M. Noling

Chief Executive Officer,

Acting Chief Financial Officer and Secretary

Insignia Solutions plc

41300 Christy Street

Fremont, California 94538

(Name and address of agent for service)

(510) 360-3700

(Telephone number, including area code, of agent for service)

Copy to:

Mark A. Medearis

Venture Law Group

A Professional Corporation

2775 Sand Hill Road

Menlo Park, California 94025

(650) 854-4488

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
1995 Incentive Stock Plan Share Option Scheme 1996
Ordinary Shares, 20 Pence Nominal value per share, represented by American Depositary Shares	1,500,000 Shares(2)	$0.345(3)	$517,500.00	$47.61

(1)                                  A separate registration statement on Form F-6 (File No. 33-98228) is effective with respect to the American depositary shares represented by American depositary receipts issuable on a one-for-one basis with the Ordinary Shares registered hereby upon deposit of such Ordinary Shares.

(2)                                  Ordinary Shares of Insignia Solutions plc (the “Company”), 20 pence nominal value per share, represented by American depositary shares, being registered hereby relate to the Insignia Solutions plc 1995 Incentive Stock Plan for U.S. Employees and U.K. Employee Share Option Scheme 1996 (collectively, the “Plans”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Ordinary Shares, represented by American depositary shares, as may become issuable pursuant to the anti-dilution provisions of the Plans.

(3)                                  Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.  The computation with respect to unissued options is based upon the average high and low sale prices of the American depositary shares represented by American depositary receipts issuable on a one-for-one basis with the Ordinary Shares as reported on the Nasdaq National Market on November 5, 2002.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                             Incorporation of Documents by Reference.

The documents listed in (a) through (d) below are hereby incorporated by reference into this Registration Statement. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002 (File No. 000-27012);

(b) Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002 (File No. 000-27012) and for the quarter ended June 30, 2002, filed on August 14, 2002  (File No. 000-27012).

(c) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.                                                             Description of Securities.  Not applicable.

Item 5.                                                             Interests of Named Experts and Counsel.  Not applicable.

Item 6.                                                             Indemnification of Directors and Officers.

The Registrant’s Articles of Association contain a provision to the effect that, so far as permitted by the statutory provisions of English law, the directors and secretary shall be indemnified by the Registrant against liabilities incurred by them in relation to the affairs of the Registrant. However, the Companies Act 1985 renders any such indemnity ineffective to the extent it applies to neglect or breach of duty in relation to the Registrant, except to the extent that it covers costs incurred by the director or secretary in respect of court proceedings in which judgment is given in his favor.

The Registrant’s policy is to enter into indemnity agreements with each of its directors and executive officers. In addition, Insignia Solutions, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant, enters into indemnity agreements with each of the Registrant’s directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. Neither the Registrant nor Insignia Solutions, Inc. will be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings.

Item 7.                                                             Exemption from Registration Claimed.  Not applicable.

Item 8.                                                             Exhibits

Exhibit Number
5.1	Opinion of Venture Law Group, a Professional Corporation.

23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Auditors.

24.1	Powers of Attorney (see p. 4).

Item 9.                    Undertakings.

The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on November 7, 2002.

INSIGNIA SOLUTIONS plc

By:	/s/ Richard M. Noling
Richard M. Noling Chief Executive Officer, Acting Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard M. Noling, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard M. Noling	Chief Executive Officer, Acting Chief Financial Officer, Secretary and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	November 7, 2002
Richard M. Noling

/s/ Nicolas, Viscount Bearsted	Director	November 7, 2002
Nicholas, Viscount Bearsted

/s/ Vincent S. Pino	Director	November 7, 2002
Vincent S. Pino

/s/ David G. Frodsham	Director	November 7, 2002
David G. Frodsham

/s/ John C. Fogelin	Director	November 7, 2002
John C. Fogelin

INDEX TO EXHIBITS

Exhibit Number
5.1	Opinion of Venture Law Group, a Professional Corporation

23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Auditors.

24.1	Powers of Attorney (see p. 4).